EXHIBIT 99.1

CERTIFIED SERVICES, INC. SUMMARIZES THIRD QUARTER RESULTS

Ft. Lauderdale, FL (Business Wire) Nov. 17, 2003 – Certified Services, Inc. (OTCBB: CSRV) a leading provider of human resource management services, today announced its results for the third quarter of 2003. As reported in the Company’s Form 10-QSB, net revenues increased to $20,343,067 or 8.0% of gross billings of $254,760,225, compared to $12,606,773 or 7.0% of gross billings of $177,833,267 in the prior year’s quarter. Income from operations also increased to $796,984 or 3.9% of net revenues compared to $384,169 or 3.0% of net revenues in the prior quarter. As a result, this third quarter net income was $500,691 or $0.05 per share on weighted average shares outstanding of 9,197,811 compared to $711,036 (including a tax benefit of $326,867) or $0.10 per share on 6,949,978 weighted average shares outstanding during the prior year’s third quarter.

Dan L. Pixler, President and CEO of CSRV stated, “This was a quarter in which our company had to face several considerable challenges, the ultimate results of which are still unknown. The third quarter has presented us with a lawsuit which could require the reconfiguration of our long-term risk management strategy, and reconstitution of our capital arrangement with our primary shareholder and risk manager. The third quarter results, however, demonstrate the extraordinary efforts of our entire team. While faced with these hurdles, we have been able to improve our third quarter operating income by 30% since 2002. The Company’s acquisitions, including the recently acquired PEO operations of BACE International, Inc., have created many of the economies of scale and reductions of departmental duplication we had hoped for that are beginning to have a positive financial impact on our company.”

In conclusion Pixler commented, “Notwithstanding the self-financing of all of our acquisitions and growth, our company has enjoyed seven consecutive quarters of profitability. We could not be prouder of our people who have made this possible.”

CSRV is a Fort Lauderdale based holding company now entering its third year of operation. It currently provides, through its wholly owned subsidiaries The Cura Group, Inc. and American HR Holdings, Inc., a broad range of human resource management services for small and medium size businesses including payroll and benefits administration, employee record keeping and regulatory compliance, health and workers' compensation insurance programs, and worksite safety management. The company distributes approximately $1 billion of payroll and related benefits on behalf of 1,900 clients to over 50,000 worksite employees from its five service centers located in Florida, New Jersey and Texas.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied above. The company expressly disclaims any duty to update or revised forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition, the company's ability to implement price increases, the company's ability to integrate its enhanced payroll processing software and other risks detailed from time to time in the "Management's Discussion and Analysis" section of the Company's Form 10-KSB and other reports and filings with the Securities and Exchange Commission.

SOURCE: Certified Services, Inc.

Certified Services, Inc.
Danny L. Pixler, (954) 677-0202